UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2017

SOLARIS POWER CELLS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-53982	46-3386352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2159 India Street

San Diego, CA 92101

(Address of Principal Executive Offices)

619-629-0922

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

The Company previously entered into two separate financing agreements with Blue Citi, LLC (“Blue Citi”). On 07 March 2017 Blue Citi purchased from the Company a Convertible Promissory Note (the “March Note”) in the principal amount of $15,125, yielding $13,750 of gross proceeds to the Company. On 31 May 2017 Blue Citi purchased from the Company a Convertible Promissory Note (the “May Note”) in the principal amount of $110,000, yielding $100,000 of gross proceeds to the Company.

Blue Citi declared both the March Note and the May Note (collectively, the “Notes”) to be in default and filed a lawsuit against the Company in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida (the “Lawsuit”). The Lawsuit alleged a default of the Notes, as well as failure of the Company to pay certain obligations (totaling $68,045) which were assigned to Blue Citi.

On or around 04 December 2017 the Company and Blue Citi entered into a settlement agreement in order to resolve and settle the Lawsuit (the “Settlement Agreement”). The terms of the Settlement Agreement included, without limitation, a settlement amount of $335,545.00 (the “Settlement Amount”). The Settlement Amount will be converted into shares of Company common stock, to be issued pursuant to an exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended. On 13 December 2017 the court in the Lawsuit issued a court order approving the Settlement Agreement (the “Court Order”).

ITEM 8.01	Other Events.

See the description of the settlement of the Lawsuit and the execution of the Settlement Agreement, as approved by the Court Order, in Item 1.01, above.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 21 December 2017	SOLARIS POWER CELLS, INC.

	By:	/s/ Neil Kleinman
Neil Kleinman,
Chief Executive Officer

3